EXHIBIT 99.1

Nanophase Reports Fourth Quarter and Year End 2023 Results, New Financing Package

— Delivered $37.3 million in full year revenue
— Closed on $6 million financing
— Won 2024 Cosmetics and Toiletries Allē Award Finished Formula Prestige Category

ROMEOVILLE, Ill., March 20, 2024 (GLOBE NEWSWIRE) -- Nanophase Technologies Corporation (OTCQB: NANX), a leader in minerals-based and scientifically-driven health care solutions across beauty and life science categories — with innovations that protect skin from environmental aggressors and aid in medical diagnostics — today announced financial results for the fourth quarter and fiscal year ended December 31, 2023.

Jess Jankowski, President and Chief Executive Officer, commented: “2023 started out with strong first and second quarters, and while the third and fourth quarters experienced supply chain issues that affected profitability, we ended the year feeling confident that we have the right plan in place to better manage critical areas as well as add efficiency to our operations.

“We also added much needed breathing room in terms of capital and feel that we have the right financing in place to set us up for a strong 2024. We’re looking at $35 million shipped and open P.O.s so far in 2024, and we expect more 2024 orders to come in during the second and third quarters,” said Jankowski.

Kevin Cureton, Chief Operating Officer, commented: “During Q4, we continued the work to transform our management practices to improve both execution and accountability within our teams. This work, particularly the use of key performance indicators, is a core aspect of our plans for delivering improved results in 2024.

“Aligned with the process changes, we brought on an experienced Buyer to join our Purchasing Manager who, along with our VP of Operations, have made major improvements to our supply chain process and operations management efforts,” added Cureton.

2023 Q4 Financial Information

Fourth Quarter and Full Year 2023 Financial Highlights

Revenue for the fourth quarter was $8 million, vs. $8.3 million for the same period in 2022.

  Revenue for the full year was $37.3 million, which was the same for 2022.
  Additional capital was secured with a $6 million financing package announced in March 2024.

For the full year of 2023:

  Solésence revenue was $25.2million, up 9% from $23.1 million in 2022.
  Personal Care Ingredients revenue was $9.3 million, down 17% from $11.1 million in 2022.
  Advanced Materials revenue was $2.8 million, down 9% from $3.1 million in 2022.
  Net loss for the quarter was $2.1 million in 2023, compared to $2.0 million for Q4 of 2022.
  Net loss for the full year 2023 was $4.4 million, or $0.09 per share, compared to $2.6 million, or $0.05 per share, for 2022.
  The largest part of the 2023 loss was driven by inefficiencies and supply chain issues in Q4, and $1.3 million in legal fees relating to litigation.  We have seen improvement in our operations already in Q1 of 2024, as well as lower litigation costs in Q4 that we expect to remain lower as we work toward a positive resolution.

Select Operational Highlights

Solésence Beauty Science Continues History of Winning Major Beauty Industry Awards

  In March 2024, Solésence market-ready product Soft Glow 50+ featuring Kleair™ won the 2024 Cosmetics & Toiletries Allē Awards in the Finished Formulas – Prestige Category.
  In 2023, Nanophase and Solésence Beauty Science were named in Fast Company’s World’s Most Innovative Companies for 2023, positioning us as No. 2 in the Beauty category.
  Market-ready product, Natural Glow Face Oil SPF 40+ featuring Kleair™ and Bloom™, was named as the winner of the prestigious 2023 Cosmopack Award for Formulation for the second year in a row. In 2022, the Company took home the same award for their Multi-Cultural Magic SPF 50+ Featuring Kleair™.
  Solésence Beauty Science won the 2023 BeautyMatter NEXT Award for Best Contract Manufacturer in October 2023.
  Solésence Beauty Science was named winner of the 22nd Annual Chicago Innovation Awards in November 2023.

Operations and Manufacturing Capabilities Expanded in 2023 and major upgrades in progress for 2024 for increased efficiency, throughput, and cost savings.

  Experienced Buyer joined the team in Q1 2024, in addition to the Purchasing Manager and VP of Operations who joined in Q4 and Q2 2023, respectively.
  In-house micro-testing labs are under construction, and full validation is planned for summer 2024.
  Continued expansion and automation of our fill and assembly capacity.
  Manufacturing consolidation process started, with wet processing moving to the same location as fill and assembly, expected to be completed in late summer 2024.

Followed Jankowski, “We expect Nanophase and Solésence to achieve enduring sustainability in 2024.  Our operational team is the strongest we’ve ever had, and demand for our industry leading Solésence products continues to grow.  Our goal of becoming an exciting company, enhancing people’s lives through healthy skin, and returning excellent value to all of our stakeholders is within sight.”

Conference Call

Nanophase will host its Third Quarter Conference Call on Thursday, March 21st, 2024, at 10:00 a.m. CDT, 11:00 a.m. EDT, to discuss its financial results and provide a business and financial update. On the call will be Jess Jankowski, the Company’s President & CEO, joined by Kevin Cureton, the Company’s Chief Operating Officer.

Participant Registration:
https://register.vevent.com/register/BI8a78cf9c18bd4fb9970136859214e9cd

To receive the dial-in number, as well as your personalized PIN, you must register at the above link. Once registered, you will also have the option to have the system dial-out to you once the conference call has begun. If you forget your PIN prior to the conference call, you can simply re-register.

The process for accessing the webcast as listen-only remains the same. The same link can be used after the call to access the replay. A Telco replay is no longer available.

Listen-Only Webcast & Replay:
https://edge.media-server.com/mmc/p/cz7zx2q2/

Please connect to the conference at least five minutes before the call is scheduled to begin.

The call may also be accessed through the company’s website, at www.nanophase.com, by clicking on Investor Relations, Investor News, and the links in this conference call announcement release.

FINANCIAL RESULTS AND NON-GAAP INFORMATION
Use of Non-GAAP Financial Information
Nanophase believes that the presentation of results excluding certain items, such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, Generally Accepted Accounting Principles (“GAAP”) and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

About Nanophase Technologies
Nanophase Technologies Corporation (OTCQB: NANX), www.nanophase.com, is a leading innovator in minerals-based and scientifically driven healthcare solutions across beauty and life science categories, as well as other legacy advanced materials applications. Leveraging a platform of integrated, patented and proprietary technologies, the Company creates products with unique performance, enhancing consumers' health and well-being. We deliver commercial quantity and quality engineered materials both as ingredients and as part of fully formulated products in a variety of formats.

About Solésence Beauty Science
Solésence, www.solesence.com, a wholly owned subsidiary of Nanophase Technologies, is changing the face of skin health with patented, mineral-based technology that is embraced by leading performance-driven and clean beauty brands alike. Our patented products for brands transform the way mineral actives look, feel and function — enabling textures never-before-seen in the mineral space and inclusivity never-before-seen in the sun care space. Solésence’s innovative formulations offer best-in-class UV protection, unparalleled free radical prevention to protect against pollution, and enhanced antioxidant performance.

Forward-Looking Statements
This press release contains words such as “expects,” “shall,” “will,” “believes,” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance, and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risks and uncertainties include, without limitation, the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s engineered materials, ingredients, and fully formulated products; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; the impact of any potential new government regulations that could be difficult to respond to or too costly to comply with while remaining financially viable; the ability of the Company to maintain an appropriate electronic trading venue; and other factors described in the Company’s Form 10-K filed March 31, 2022. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties, or other contingencies.

Investor Relations Contact:
Phone: (630) 771-6736

NANOPHASE TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEETS

	As of
	December 31,	December 31,
	2023	2022
	(in thousands except share and per share data)
ASSETS

Current assets:
Cash	$1,722	$2,186
Trade accounts receivable, less allowance for doubtful accounts of $225
for December 31, 2023 and $139 for 2022	3,467	4,734
Inventories, net	10,031	8,839
Prepaid expenses and other current assets	1,088	866
Total current assets	16,308	16,625

Equipment and leasehold improvements, net	8,668	7,949
Operating leases, right of use	7,907	8,978
Other assets, net	4	6
Total assets	$32,887	$33,558

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit, related party	$7,810	$7,282
Current portion of debt, related parties	2,000	-
Current portion of operating lease obligations	1,297	-
Accounts payable	6,260	6,363
Current portion of deferred revenue	2,353	2,167
Accrued expenses	869	1,023
Total current liabilities	20,589	16,835

Long-term portion of finance lease obligations	-	-
Long-term portion of operating lease obligations	9,152	9,823
Long-term debt, related party	1,000	1,000
Long-term portion of deferred revenue	-	21
Asset retirement obligations	238	230
Total long-term liabilities	10,390	11,074

Contingent liabilities
Stockholders' equity:
Preferred stock, $.01 par value, 24,088 shares authorized and
no shares issued and outstanding	-	-
Common stock, $.01 par value, 60,000,000 and 55,000,000 shares authorized;
49,627,254 and 49,320,680 shares issued and outstanding on December 31, 2023
and December 31, 2022, respectively	496	493
Additional paid-in capital	106,069	105,226
Accumulated deficit	(104,657)	(100,070)
Total stockholders' equity	1,908	5,649
Total liabilities and shareholders' equity	$32,887	$33,558

NANOPHASE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Years ended
	December 31,		December 31,
	2023	2022	2023	2022
	(in thousands except share and per share data)
Revenue:
Product revenue	$7,716	$8,216	$36,641	$36,731
Other revenue	295	45	656	586
Net revenue	8,011	8,261	37,297	37,317

Operating expense:
Cost of revenue	7,540	7,298	29,472	28,957
Gross profit	471	963	7,825	8,360

Research and development expense	785	727	3,837	3,037
Selling, general and administrative expense	1,583	2,088	7,534	7,581
Income/(loss) from operations	(1,897)	(1,852)	(3,546)	(2,258)
Interest expense	(225)	(150)	(838)	(382)
Other income, net	-	-	-	-
Income/(loss) before provision for income taxes	(2,122)	(2,002)	(4,384)	(2,640)
Provision for income taxes	-	(17)	-	(17)
Net income/(loss)	$(2,122)	$(1,985)	$(4,384)	$(2,623)

Net income per share-basic	$(0.04)	$(0.04)	$(0.09)	$(0.05)

Weighted average number of basic shares outstanding	49,627,254	49,260,295	49,556,305	49,117,000

Net income per share-diluted	$(0.04)	$(0.04)	$(0.09)	$(0.05)

Weighted average number of diluted shares outstanding	49,627,254	49,260,295	49,556,305	49,117,000

NANOPHASE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS - EXPANDED SCHEDULE

	Three months ended		Years ended
	December 31,		December 31,
	2023	2022	2023	2022
	(in thousands except share and per share data)
Revenue:
Product revenue, net	$7,716	$8,216	$36,641	$36,731
Other revenue	295	45	656	586
Net revenue	8,011	8,261	37,297	37,317

Operating expense:
Cost of revenue detail:
Depreciation	205	138	686	503
Non-Cash equity compensation	26	24	111	95
Other costs of revenue	7,309	7,136	28,675	28,359
Cost of revenue	7,540	7,298	29,472	28,957
Gross profit	471	963	7,825	8,360

Research and development expense detail:
Depreciation	5	8	26	34
Non-Cash equity compensation	40	40	176	162
Other research and development expense	740	679	3,635	2,841
Research and development expense	785	727	3,837	3,037

Depreciation and amortization	8	8	30	30
Non-Cash equity compensation	114	106	488	366
Other selling, general and administrative expense	1,461	1,974	7,016	7,185
Selling, general and administrative expense	1,583	2,088	7,534	7,581
Income/(loss) from operations	(1,897)	(1,852)	(3,546)	(2,258)
Interest expense	(225)	(150)	(838)	(382)
Other income, net	-	-	-	-
Income/(loss) before provision for income taxes	(2,122)	(2,002)	(4,384)	(2,640)
Provision for income taxes	-	(17)	-	(17)
Net income/(loss)	$(2,122)	$(1,985)	$(4,384)	$(2,623)

Non-GAAP Disclosure (see note regarding Non-GAAP disclosures):
Addback Interest, net	225	150	838	382
Addback Depreciation/Amortization	218	154	742	567
Addback Non-Cash Equity Compensation	180	170	775	623
Addback Other Income, net	-	-	-	-
Addback Provision for Income Taxes	-	(17)	-	(17)

Adjusted EBITDA	$(1,499)	$(1,528)	$(2,029)	$(1,068)